EXHIBIT 99.4
Press Release

For Immediate Release

WASHINGTON MUTUAL, INC. COMPLETES CHAPTER 11 RESTRUCTURING PROCESS

Distributions to Creditors and Equity Holders Expected to Commence

SEATTLE, March 19, 2012 – Washington Mutual, Inc. (Pink Sheets: WAMUQ.PK) (“WMI” or the “Company”) announced that its Seventh Amended Joint Plan of Affiliated Debtors Pursuant to Chapter 11 of the United States Bankruptcy Code (as modified, and as confirmed by order, dated February 23, 2012, the “Plan”), became effective today, marking the successful completion of the chapter 11 restructuring process.

In connection with the Plan becoming effective, the Company will commence the distribution of funds of approximately $7 billion to parties-in-interest on account of their allowed claims and the distribution of substantially all of the stock in the reorganized company to equity holders.  The Company’s common stock, traded over the counter under the ticker symbol WAMUQ, has been cancelled.

As a result of the Plan becoming effective, WMI has emerged as a newly reorganized company, WMI Holdings Corp. (“WMI Holdings”), which will consist primarily of WM Mortgage Reinsurance Company, Inc. (“WMMRC”), a wholly owned subsidiary of WMI that is incorporated in Hawaii, and which will be funded by a $75 million contribution from certain WMI creditors.  In addition, the Company will have access to a $125 million senior credit facility to be used for working capital and permitted acquisitions and originations in the financial services sector.  Initially, the primary business of WMI Holdings will be a legacy reinsurance business that is currently operated in runoff mode by WMMRC.

“The outcome of this process is a significant achievement for the equity holders of WMI, who will have the opportunity to benefit from an ownership interest in the reorganized company,” said Michael Willingham, Chairman of the Official Committee of Equity Security Holders for WMI and a member of the Board of Directors of WMI Holdings.  “The new Board of Directors will form a Corporate Strategy and Development Committee to begin exploring opportunities available to the Company to enhance the value of the reorganized Company’s assets for the benefit of the company’s new shareholders.”

As previously announced, Michael Willingham, Diane Glossman, Mark Holliday, Gene Davis, Timothy Graham, Steve Scheiwe, and Michael Renoff will comprise the Board of Directors of WMI Holdings.

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Contact

Andrew Siegel / Jed Repko / Aaron Palash
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449